Exhibit 99.1

Investor Contact: Larry P. Kromidas
(618) 258-3206
Email: lpkromidas@olin.com

 News
Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105-3443
FOR IMMEDIATE RELEASE

Olin to Pursue Registered Debt Offering

Clayton, Mo., August 12, 2009 - Olin Corporation (NYSE:OLN) announced today that it intends to commence an offering of $150 million principal amount of Senior Notes due 2019.  The notes will be sold pursuant to Olin’s shelf registration statement and the base prospectus on file with the Securities and Exchange Commission.  The managing underwriters and joint book-running managers for the transaction are Citigroup Global Markets Inc. and BofA Merrill Lynch, and the co-manager is Wells Fargo Securities.  The purpose of the offering is to further strengthen the corporation’s long term liquidity given uncertain economic times.

COMPANY DESCRIPTION

Olin Corporation is a manufacturer concentrated in two business segments:  Chlor Alkali Products and Winchester.  Chlor Alkali Products manufactures chlorine and caustic soda, sodium hydrosulfite, hydrochloric acid, hydrogen, potassium hydroxide and bleach products.  Winchester products include sporting ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

Click here for the latest investor information which will be available prior to the opening of the financial markets on the morning of August 13th.

This press release does not constitute an offer to sell or the solicitation of an offer to buy senior notes, which may be made only pursuant to the terms of the relevant prospectus supplement (including the prospectus).

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS:

This report includes forward-looking statements. These statements relate to analyses and other information based on management’s beliefs, certain assumptions made by management, forecasts of future results and current expectations, estimates and projections about our operations and the markets and economy in which we and our various segments operate. The statements contained in this report that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words “intend”, “expect,” and variations of such words and similar expressions in this report to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

You should consider these forward-looking statements in light of risk factors discussed in the Prospectus Supplement to be filed with the Securities and Exchange Commission and those in our annual report on Form 10-K for the year ended December 31, 2008, and subsequent periodic filings made with the Securities and Exchange Commission.  In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

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